Exhibit 99.1

Oramed Receives $18 Million Payment from Scilex Holdings, Bringing Current Returns to $118 Million;
Board Approves Dividend Payments

Payment Closes Out Option Agreement Obligations; Oramed Retains $39 Million Outstanding debt,

Convertible Debt, Warrants, and an Ongoing Royalty Interest

NEW YORK, January 7, 2026 - Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) today announced it has received a $18 million payment from Scilex Holdings Inc., representing full satisfaction of obligations under the Option Agreement. This payment brings Oramed’s current returns to $118 million on its original $99.5 million Scilex investment, with additional returns expected from the remaining convertible notes, warrants, and royalties.

Oramed retains a $27 million note and a $12 million convertible note with Scilex, convertible at Oramed’s option into Scilex equity at $36 per share. If not converted, the note will be repaid by Scilex in quarterly installments through October 2026. Oramed also maintains its warrant position as well as a nine-year royalty interest in Scilex products.

Board Approves Dividend Payment

Building on the success of its investment portfolio, Oramed’s Board of Directors has approved a cash dividend payment of $0.25 per share to reward shareholders. The dividend will have an ex-dividend date of January 16, 2026, with disbursement scheduled for January 26, 2026. The dividend is expected to result in an aggregate distribution of approximately $10.5 million based on the current number of shares outstanding. The dividend will be funded with surplus capital.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. is a clinical-stage pharmaceutical company and platform technology pioneer in oral delivery solutions for drugs currently delivered via injection. Oramed’s Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. The Company is building a diversified active investment portfolio while advancing its refined oral insulin program.

For more information, visit www.oramed.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss the timing and mechanics of the distribution of the dividend and the expected aggregate distribution amount. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval; competition from other pharmaceutical or biotechnology companies; market volatility affecting our investment portfolio; our ability to realize expected returns from Scilex and other investments; and our ability to identify and execute partnerships. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

+1-844-9-ORAMED
ir@oramed.com